KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sass Peress as his attorney in fact, to sign any amendments to this registration statement (including post-effective amendments), and any registration statement filed under SEC Rule 424(b) and to file any of the same with exhibits thereto and other documents in connection therewith, and with the Securities and Exchange Commission, hereby ratifying and confirming that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/ Sass Paress		Chairman and Chief Executive Officer (Principle Executive Officer)	February 8, 2007

/s/ Paul Maycock		Director	February 8, 2007